Exhibit (a)(1)(B)
PINNACLE ENTERTAINMENT, INC.
OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS
FOR NEW STOCK OPTIONS
ELECTION, WITHDRAWAL OR CHANGE OF ELECTION FORM
(the “Election Form”)
Pinnacle Entertainment, Inc. (“Pinnacle”), by an Offer to Exchange Certain Outstanding Stock Options for New Stock Options (the “Offer to Exchange”), is offering Eligible Employees the opportunity to exchange Eligible Options for New Options covering a lesser number of shares of Pinnacle common stock. The Offer will remain open until 11:00 p.m. Eastern time on September 9, 2011 (or if we extend the Offer a later date that we will specify).
The terms and conditions of the Offer are provided in the Offer to Exchange, which is included in the Offer packet. Capitalized words used but not defined in this Election Form have the respective meanings set forth in the Offer to Exchange. Before proceeding, you are encouraged to carefully read the Offer to Exchange, the related documents and this Election Form. No one from Pinnacle, or any other entity related to this Offer is permitted to provide any advice, recommendation or additional information about the Stock Option Exchange Program, and we encourage you to consult with your own advisors about your decision.
You may use this Election Form to:
1. Elect to exchange your Eligible Options;
2. Withdraw an election you previously made; or
3. Change an election you previously made.
We have provided you with two identical copies of this Election Form so that you will have an extra one if, after you have submitted an election, you wish to withdraw or change it. You may wish to make additional copies of this Election Form for this purpose. If you would like to request additional copies of this Election Form or the other material in the Offer packet, e-mail stockoptionexchangeprogram@pnkinc.com or call 877-764-8748. All copies will be furnished promptly at Pinnacle’s expense.
To properly elect to exchange your Eligible Options or withdraw or change a previous election, Pinnacle must receive page four of this Election Form before 11:00 p.m. Eastern time, on the expiration date, which is currently September 9, 2011, or, if the Offer is extended, the extended expiration date of the Offer (the “Expiration Date”).
You are not required to return this Election Form if you do not wish to participate in the Offer. If Pinnacle does not receive an Election Form from you before 11:00 p.m. Eastern time on the Expiration Date (the “Expiration Time”), we will interpret that as your election not to participate in the Offer and you will retain all of your outstanding Eligible Options with their current terms and conditions.
IMPORTANT: If you intend to submit your election to exchange your Eligible Options or withdraw or change a previous election via this Election Form, you must complete, sign and date a copy of this Election Form and return it to Pinnacle so that Pinnacle receives it before the Expiration Time. You may return the Election Form only by one of the following:
•	Overnight delivery or mail (with tracking by the delivery carrier recommended) to:
Pinnacle Entertainment, Inc.
Attn: Stock Option Exchange Program (Legal Department)
8918 Spanish Ridge Avenue
Las Vegas, Nevada 89148

PINNACLE ENTERTAINMENT, INC.
OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS
FOR NEW STOCK OPTIONS
ELECTION FORM — (Continued)
•	Fax to 702-541-7773

•	Email of scanned Election Form (pdf or similar) file to stockoptionexchangeprogram@pnkinc.com
Your election to exchange your Eligible Options or withdraw or change a previous election will be effective only upon receipt by Pinnacle. You are responsible for making sure that your Election Form is received by Pinnacle before the Expiration Time. You must allow for delivery time based on the method of delivery that you choose to ensure that Pinnacle receives your Election Form before the Expiration Time. Your Eligible Options will not be considered tendered and you will therefore not be able to exchange your Eligible Options and receive a grant of New Options unless and until Pinnacle receives your properly completed, signed and dated Election Form by the Expiration Time.
Pinnacle will confirm receipt of an election or withdrawal or change of election after receipt. If you do not receive confirmation of receipt of your Election Form from Pinnacle before the Expiration Date, or if you submit your Election Form less than five business days before the Expiration Date, please email stockoptionexchangeprogram@pnkinc.com before the deadline in order to confirm whether your election or withdrawal or change of election has been received. Pinnacle has no obligation to provide any confirmation if you did not participate in the Offer.
The latest dated Election Form before the Expiration Time will control.
By signing your Election Form, you are submitting the Eligible Options indicated below for exchange in the Offer and are agreeing and confirming the following term and conditions:
I have received and reviewed the Offer to Exchange Certain Outstanding Stock Options for New Stock Options (the “Offer to Exchange”) dated August 11, 2011 and the form of nonqualified stock option award agreement applicable to me (the “Award Agreement”). I have read carefully, understand and agree to be bound by all the terms and conditions of the Offer as described in the Offer to Exchange and the Award Agreement. Capitalized terms not defined herein have the meaning set forth in the Offer to Exchange.
I understand that my latest dated election received before expiration of the Offer will constitute a binding agreement between Pinnacle Entertainment, Inc. (“Pinnacle”) and me with respect to my Eligible Options that are accepted for cancellation and exchange by Pinnacle.
By submitting this election, I elect to exchange or not exchange the Eligible Options indicated. By electing to exchange Eligible Options, I agree that any Eligible Options that I validly elect to exchange, if accepted for exchange, will be cancelled, and I will lose all my rights to purchase any Pinnacle common shares under the exchanged Eligible Options. By electing to exchange my Eligible Options, I also agree that if my election is accepted, my election also constitutes my acceptance of New Options granted in exchange therefor and my agreement to and acceptance of the terms and conditions set forth in the Award Agreement. If I have previously submitted an election to exchange some or all of my Eligible Options and wish to withdraw one or more of my tendered options from the Offer and/or change my election to tender Eligible Options, by submitting this election, I elect to exchange or not exchange the Eligible Options now indicated.

PINNACLE ENTERTAINMENT, INC.
OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS
FOR NEW STOCK OPTIONS
ELECTION FORM — (Continued)
I understand that I am not required to tender my Eligible Options for exchange, and participation in the Offer is completely voluntary. If I elect to participate in the Offer, I may elect to tender any or all of my Eligible Options on a grant-by-grant basis. If I do not wish to participate in the Offer, no action is required on my part.
I understand that if I do not elect to exchange some or all of my Eligible Options, I will not receive any New Options in exchange for such Eligible Options and will continue to hold the Eligible Options that I do not elect to exchange, which will continue to be governed by the terms and conditions of the applicable existing stock option award agreements between Pinnacle and me.
Pinnacle has advised me to consult with my own tax, financial and legal advisors as to the consequences of participating or not participating in this Offer before making any decision whether to participate.
I understand that participation in the Offer will not be construed as a right to my continued employment with Pinnacle or any of its subsidiaries. I understand that participation in the Offer will not alter or affect any provisions of my employment relationship with Pinnacle or one of its subsidiaries (other than to the extent that New Options replace Eligible Options). I understand that the New Options will not create any contractual or other right to receive any other future equity or cash compensation, payments or benefits.
I understand that my right to participate in the Offer or be granted a New Option will terminate effective as of the date that I am no longer employed with Pinnacle or a subsidiary, as determined by Pinnacle for purposes of the Offer.
I understand that Pinnacle, subject to applicable law, may extend or amend the Offer and postpone its acceptance and cancellation of my Eligible Options that I have tendered for exchange. I understand that Pinnacle may terminate the Offer if any of the conditions specified in Section III of the Offer to Exchange occurs. In such event, I understand that my Eligible Options tendered for exchange but not accepted will remain in effect with their current terms and conditions.
I understand that my elections and agreements will survive my death or incapacity and will be binding upon my heirs, personal representatives, successors and assigns.
The Election Form is governed by and subject to United States federal law and Delaware state law, as well as the terms and conditions set forth in the Offer to Exchange. For purposes of litigating any dispute that arises under the Election Form, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Nevada, Clark County and agree that such litigation shall be conducted in the courts of the State of Nevada, Clark County or the federal courts of the United States for the District of Nevada, where this Offer is made and/or to be performed. Pinnacle will determine all questions about the validity, form, eligibility (including time of receipt) and acceptance of any Eligible Options and any Election Forms. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

PINNACLE ENTERTAINMENT, INC.
OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS
FOR NEW STOCK OPTIONS
ELECTION FORM — (Continued)
NOTE: The signature on this Election Form must correspond to your name as reflected in our employment records with respect to your Eligible Options. If your name has been legally changed, please email stockoptionexchangeprogram@pnkinc.com. If you are signing this Election Form as a trustee or other legal representative, identify your full title and submit proper evidence satisfactory to us of your authority to so act; by signing this Election Form you are representing that you have full authority to tender any Eligible Option that may have been transferred pursuant to the terms of the Eligible Option.
IMPORTANT INSTRUCTIONS: Indicate your decision to tender one or more of your Eligible Options in exchange for New Options by selecting the “Yes” choice in the Election column for those particular options. You may not tender only a portion of an Eligible Option grant. If you do not want to tender one or more of your Eligible Options for exchange, select the “No” choice in the Election column for those particular options. If you do not select either the “Yes” or the “No” choice with respect to an Eligible Option, we will interpret that as an election not to exchange the Eligible Option.
If you previously submitted an election to surrender Eligible Options, you may change or withdraw your election at any time before the end of the offering period by selecting “Yes” or “No” in the Election column for each Eligible Option and properly and timely submitting this Election Form. Your latest dated election that is received before the Expiration Time will supersede any previously dated election.

Eligible Options
			# Shares		New Options
			Subject to		# Shares
	Grant	Exercise	Eligible	Exchange	Subject to
Grant ID	Date	Price	Option	Ratio	New Option	Election
					Yes	No
					Yes	No
					Yes	No
Pinnacle will not issue any fractional New Options. The amounts in the “# of Shares Subject to New Option” column have been rounded down to the next whole share after applying the applicable exchange ratio on a grant-by-grant basis.

Employee Signature	Date

Employee Name Printed	Employee Contact Phone Number
Return this fully completed Election Form by overnight delivery, mail, fax or email so that it is received by Pinnacle before 11:00 p.m. Eastern time on September 9, 2011 (or the later date we may specify) to:

Pinnacle Entertainment, Inc.	FAX Number: 702-541-7773
Attn: Stock Option Exchange Program
(Legal Department)	stockoptionexchangeprogram@pnkinc.com
8918 Spanish Ridge Avenue
Las Vegas, Nevada 89148
It is your responsibility to make sure that your Election Form is received before the above deadline.